UNANIMOUS WRITTEN CONSENT IN LIEU OF SPECIAL MEETING
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                                   SATX, INC.

         The undersigned, constituting all of the directors of the above named corporation, hereby consent in writing, pursuant to NRS 78.315, to the adoption of the following recitals and resolutions.

AUTHORIZATION TO ISSUE STOCK

         RESOLVED, that Merritt Jesson, President and CEO, be and hereby is authorized to execute the Agreement on behalf of SATX, Inc and to take whatever action is necessary to cause 75,000 shares of the common stock of SATX, Inc. to be issued to Valori Pearson, (employee) as a stock bonus with S-8 registration rights.

         RESOLVED FURTHER, that all shares and warrants so issued will NOT be registered under the Securities Act of 1933 ("1933 Act"). If appropriate the certificates evidencing the Shares shall bear restrictive legends as appropriate and will be subject to appropriate stop transfer orders to the respective transfer agents. The Company shall be under no obligation to register the Shares under the 1933 Act or any state securities law for resale by the individual or entity who is issued the Shares.

         RESOLVED FURTHER, that this Unanimous Consent may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Unanimous Consent to be effective the 30th day of November 2000.

         /s/ MERRITT JESSON                    /s/ ROBERT ELLIS
         -------------------                   ----------------------
         Merritt Jesson                        Robert Ellis